Exhibit 10.11

Technology Transactions Agreement

This Technology Transactions Agreement (“Agreement”) is between Ategrity Specialty Insurance Company, a Delaware corporation with offices at 14000 N. Pima Road, Suite 200, Scottsdale, Arizona 85260 (“ASIC”), and Zimmer Technology Group, LLC a Delaware company with offices at 9 West 57th Street, 33rd Floor New York, New York 10019 named above (“ZTG”). This Agreement is effective as of January 01, 2023.

1.	PURPOSE

This Agreement governs the Sale or Licensing of Software and/or Services by Seller to Buyer, made subject to the applicable Schedules.

2.	DEFINITIONS

“Affiliate” has the meaning ascribed to the term under Title 18 §5001(1) of the Delaware Code.

“Buyer” means the party identified as purchasing or obtaining a license to use the Software or Services under an applicable Technical Sale or Technical Licensing Schedule.

“Documentation” means the technical materials, including administrator and user guides, which relate to the Software, describe the functionality of the Software and instruct Buyer’s personnel in the use of the Software or that may be otherwise specified on the applicable Schedule.

“Fees” means the amount obligated to be paid by Buyer to Seller as identified on the applicable Schedule.

“Licensing” or “Technical Licensing” means the non-exclusive, term-based provision of the Software and Services by the Seller to the Buyer as provided in the applicable Schedule(s).

“Personal Data” means any information relating to (i) an identified or identifiable natural person and, (ii) an identified or identifiable legal entity (where such information is protected similarly to personal data or personally identifiable information under applicable law).

“Schedule” means an ordering document for the Technical Licensing or Technical Sale of Software and/or Services entered into between Buyer and Seller under this Agreement, taking a form substantially similar to that of Exhibit A, incorporated hereunder.

“Sale” or “Technical Sale” means the permanent transfer of ownership in the Software from the Seller to the Buyer as provided in the applicable Schedule(s).

“Services” means the Seller-provided professional, implementation, or support services identified on a Schedule or comparable statement of work hereunder.

“Seller” means the party identified as selling or providing a license to use the Software or Services under an applicable Technical Sale or Technical Licensing Schedule.

“Software” means the software and technologies specified in a Schedule hereunder, as may be further described in the Documentation, including in the instance of a Sale Schedule the underlying source code.

“Supported Environment” means the configuration and conditions, as stated in the applicable Documentation, required for the proper operation and use of the Software.

3.	APPLICATIONS

3.1.	Provision of Software and Services. Seller will (a) provide the Software to Buyer pursuant to this Agreement, the Schedule(s) and the Documentation, and (b) provide Support for the Software to Buyer as specified on the Schedule(s).

3.2.	Affiliates and Contractors. Buyer and its Affiliates may enter into Schedules with Seller and its Affiliates. An Affiliate entering into a Schedule adopts and agrees to be bound by this Agreement. Under a Licensing Schedule, Buyer may allow its Affiliates and contractors (“Authorized Users”) to use the Software, provided Buyer is responsible for the Authorized Users’ compliance with this Agreement.

4.	WARRANTIES AND EXCLUSIVE REMEDY

4.1.	Licensing Warranties. With respect to Technical Licensing, Seller warrants to Buyer that: (a) the Software will materially perform the functions described in the Documentation and applicable Schedules, and (b) the Software shall not infringe the rights of any third party.

4.2.	Sale Warranties. With respect to Technical Sale, Seller warrants to Buyer that: (a) the Software will materially perform the functions described in the applicable Schedules based on the provided Documentation, (b) all Documentation has been provided or made available to Buyer, and (c) as delivered to the Buyer the Software does not infringe the rights of any third party.

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4.3.	Services Warranties. With respect to Services, Seller warrants to Buyer that: (a) the Services will be performed in a timely, efficient, and professional manner, and (b) all individuals assigned to perform the Services will possess the requisite skills, training, and background reasonably required to meet the Services obligations in accordance with the Services Schedule and standard industry practice.

4.4.	Exclusive Remedy. For any warranty breach, Buyer’s exclusive remedy and Seller’s sole obligation shall be: (a) Seller’s cure of the breach within a reasonable period after Buyer’s notice to Seller specifying the breach, or (b) if Seller does not cure the breach within such period, termination of this Agreement with immediate effect upon notice to Seller, along with the remedies for termination for breach described in the “Effect of Termination” section below.

4.5.	Disclaimer. Seller disclaims all implied warranties, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose, and satisfactory quality.

5.	PAYMENT

5.1.	Fees and Payment. Undisputed Fees are due and payable net 90 days from the invoice date. Except as provided herein or in a Schedule, payment obligations are noncancelable and Fees paid are nonrefundable. Buyer is responsible for payment of all sales, use, VAT, withholding (without reducing the amounts payable to Seller under invoices) and similar taxes.

6.	CONFIDENTIALITY AND DATA PROTECTION

6.1.	Confidential Information. “Confidential Information” means non-public information disclosed orally or in writing by a party or its Affiliate (“Discloser”) to the other party or its Affiliate (“Recipient”) about (without limitation) its business, finances, buyers, operations, products, technology, plans, or pricing, that is designated as confidential or reasonably should be considered confidential given the nature of the information and the circumstances of its disclosure. Where the Software is provided under a Licensing Schedule, Confidential Information includes any information uploaded or otherwise provided by the Buyer to the Software (“Buyer Data”).

6.2.	Protection of Confidential Information. Recipient will use the same degree of care that it uses to protect the confidentiality of its own information of a like nature, but in no event less than reasonable care, (a) not to use Discloser’s Confidential Information for a purpose inconsistent with the activities contemplated under this Agreement, and (b) to limit access to Discloser’s Confidential Information to those of Recipient’s and its Affiliates’ employees, directors, contractors, advisors and auditors who need such access for activities contemplated under this Agreement and who are legally or contractually bound to protect the Confidential Information as provided in this section. Confidential Information excludes information that: (i) is or becomes generally known to the public without breach of a duty owed to Discloser, (ii) was known to Recipient before its disclosure hereunder without breach of a duty owed to Discloser, (iii) is received from a third party without breach of a duty owed to Discloser, or (iv) is independently developed by Recipient without use of Discloser’s Confidential Information.

6.3.	Requests for Confidential Information. If Recipient receives a government or other third-party request for Discloser’s Confidential Information (including but not limited to Buyer Data), Recipient will direct the requestor to, and promptly so notify, Discloser if legally permitted to do so. Recipient will comply with such a third-party request only if so required by law; in such event, Recipient will seek to limit the disclosure to that Confidential Information which Recipient is legally required to disclose.

6.4.	Data Privacy. Each party shall at all times protect Personal Data received under this Agreement in accordance with applicable law.

6.5.	Data Breach. If a Recipient becomes aware of an unauthorized access to or disclosure, loss or alteration of Discloser’s Confidential Information, Recipient will promptly notify Discloser, seek to mitigate the breach and preserve forensic evidence, and provide information to Discloser about the nature and scope of the breach.

7.	LICENSES AND PROPRIETARY RIGHTS

7.1.	Licenses. Seller grants Buyer a worldwide right and license to the Software under all applicable intellectual property laws in accordance with and subject to the relevant Schedule(s) and this Agreement.

7.2.	Ownership. Under a Technical Licensing Schedule, Buyer solely owns the Buyer Data, including all intellectual property rights therein, and reserves all rights not expressly granted to Seller and Seller solely owns the Software, including their underlying applications, interfaces and architecture, and all intellectual property rights therein, and reserve all rights not expressly granted to Buyer. Under a Technical Sale Schedule Buyer takes ownership of all intellectual property identified on the Schedule and Seller shall take all actions reasonably required to ensure such ownership interest is perfected.

7.3.	Restrictions. Except as otherwise provided in the Agreement or an applicable Schedule, Buyer under a Technical Licensing Schedule may not (a) make the Software available to, or use Software for the benefit of, anyone other than Buyer and Buyer’s Affiliates, (b) sell, resell, license, sublicense, distribute, rent or lease the Software, or include Software in a service bureau or outsourcing offering, (c) copy the Software, except Software copies as part of a disaster recovery plan, (d) make a derivative work based on the Software, (e) use the Software to store or transmit malware, (f) reverse engineer or decompile the Software (to the extent such restriction is permitted by law), or (g) access the Software to build a competitive service or product, or copy any feature, function or graphic for competitive purposes. Seller may suspend Buyer use of the Software if it believes in good faith that it is necessary to do so to mitigate an imminent threat to the integrity of the Software or data processed by it. Seller will work with Buyer to avoid such suspension to the extent practicable, and in the event of such suspension will work with Buyer to restore usage of the Software as quickly as possible.

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8.	TERM AND TERMINATION

8.1.	Term of this Agreement. This Agreement continues until the 30th day after all Schedules have expired, unless earlier terminated as provided below, provided that all the terms of this Agreement shall continue to govern any Schedules still in force.

8.2.	Term of Schedules. Except for a Technical Sale Schedule, each Schedule shall specify a term. Except as provided in a Schedule, (a) either party may cancel the Schedule at the end of the term (the “Renewal Date”) by so notifying the Seller 30 or more days before the Renewal Date, (b) if no such notice is given, then on the Renewal Date the Schedule will renew for an additional year, (c) in any such renewal, the Schedule terms will remain unchanged from the prior term, and (d) the Schedule will continue to renew until canceled in accordance with this section.

8.3.	Termination for Material Breach. If either party is in material breach of this Agreement, the other party may terminate this Agreement, together with all Schedules, at the end of a written 30-day notice and cure period, if the breach has not been cured.

8.4.	Effect of Termination. If this Agreement is terminated for Seller’s breach, Seller will refund Fees prepaid by Buyer, and where governed by a Technical Licensing Schedule such amount shall be prorated for the remaining term of such Schedule after the termination date. If this Agreement is terminated for Buyer’s breach, Buyer will pay any unpaid Fees for the term of the applicable Schedules. Upon request following any termination of this Agreement, each party will destroy or return all copies of the other party’s Confidential Information that it holds, subject to its regular backup retention processes.

8.5.	Survival of Terms. Any terms that by their nature survive termination of this Agreement for a party to assert its rights and receive the protections of this Agreement, will survive (including, without limitation, the confidentiality and ownership terms in this Agreement).

9.	LIMITATION OF LIABILITY

9.1.	No Indirect Damages. Neither party or its Affiliates will be liable for any indirect, special, incidental or consequential damages or losses arising out of or related to this Agreement (including, without limitation, lost profits, lost revenue, lost savings, or costs of delay).

9.2.	Liability Limit. With respect to each Technical Sale or Technical Licensing Schedule, each party’s and its Affiliates’ total, aggregate liability arising out of or related to this Agreement will not exceed the Fees paid by Buyer within the 12 months before the first incident out of which the liability arose.

9.3.	Conditions. The exclusions and limits in this “Limitation of Liability” section reflect the parties’ allocation of risk and will apply under any legal theory (including, without limitation, contract or tort), even where a party was aware of the possibility of such damages, the damages were foreseeable, and/or any remedies hereunder fail of their essential purpose. Such exclusions and limits will not limit damages that result from a party’s gross negligence, willful misconduct, or fraud, either party’s liability for intellectual property infringement (including the obligations in Section 10), or to the extent prohibited by law.

10.	INDEMNIFICATION

10.1.	Defense of Third-Party Claims. Seller will defend Buyer against any claim, demand, suit or proceeding against Buyer alleging that use of any Software in accordance with this Agreement infringes or misappropriates a third party’s intellectual property rights (a “Claim”), and will indemnify and hold harmless Buyer from and against any damages, attorney fees and costs awarded against Buyer as a result of, or for amounts paid by Buyer in settlement of, a Claim, provided Buyer (a) promptly notifies Seller of the Claim, (b) gives Seller sole control of the defense and settlement of the Claim (except Seller may not settle a Claim unless Buyer is unconditionally released of all liability), and (c) gives Seller all reasonable assistance at Seller’s expense. If Buyer’s use of the Software is enjoined, Seller shall (or if Seller receives information about a potential or actual Claim, Seller may), at no cost to Buyer (i) modify the Software without breaching Seller’s warranties above, (ii) obtain a license for Buyer’s continued use of the Software in accordance with this Agreement, or if options (i) and (ii) are not reasonably available to Seller, (iii) terminate the applicable Schedules and refund Buyer all Fees prepaid for the remainder of the term of such Schedules after the termination date. Seller’s obligations in this section do not apply if a Claim arises from (1) the use or combination of the Software or any part thereof with software, hardware or processes not provided by Seller, if the Software or use thereof would not infringe without such combination, (2) modifications to the Software made by the Buyer, or (3) where infringement arises from a breach of any warranty against non-infringement by the party seeking indemnification. For purposes of this section, “Buyer” includes its Affiliates.

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11.	OTHER TERMS

11.1.	Governing Law and Arbitration. This Agreement, and any disputes arising out of or related hereto, will be governed exclusively by the laws of the State of Delaware, U.S.A., without regard to its conflicts of laws rules or the United Nations Convention on the International Sale of Goods. Any dispute or claim arising out of or relating to this Agreement, including the scope or applicability of this arbitration clause, will be determined by confidential and binding arbitration in New Castle County, Delaware, before a single arbitrator. The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and the Expedited Procedures in those Rules. Judgment on the arbitrator’s award may be entered in any court having jurisdiction. The parties will treat all disputes arising under this Agreement, including arbitration proceedings and awards, as Confidential Information of both parties, except as necessary in connection with a judicial challenge to or enforcement of an award or otherwise required by law or judicial decision. Notwithstanding the above, either party may seek injunctive relief in a court of competent jurisdiction, and issues of patent or copyright ownership or infringement may be decided only by a federal court in New Castle County, Delaware and not by arbitration. The prevailing party in any action arising from or relating to this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs including, without limitation, arbitration and expert fees.

11.2.	Entire Agreement and Amendment. This Agreement and the Schedules constitute the entire agreement of the parties and supersede all prior and contemporaneous discussions and agreements, oral and written, related to this Agreement’s subject matter. Neither party is relying on any representation not expressly included in this Agreement concerning the subject matter hereof. No representation, promise or inducement not included in this Agreement or a Schedule is binding. Any amendment or modification of this Agreement or a Schedule requires both parties’ signatures. In the event of any inconsistency among the following documents, the order of precedence shall be: (1) Schedules, (2) this Agreement and (3) the Documentation.

11.3.	No Assignment. Neither party may assign or transfer this Agreement or a Schedule to a third party, except that this Agreement with all Schedules may be assigned, without the consent of the other party, as part of a merger, or sale of substantially all of a party’s assets, business, or stock not involving a competitor of the other party, or at any time to an Affiliate.

11.4.	Export Compliance. The Software and Confidential Information may be subject to export laws and regulations of the United States and other jurisdictions. Each party represents that it is not named on any U.S. government denied-party list. Neither party will permit its personnel or representatives to access any Software in a U.S.-embargoed country or in violation of any applicable export law or regulation.

11.5.	Anti-Corruption. The parties shall comply with all applicable laws relating to anti-bribery and anti-corruption. Each party represents that it has not received or been offered any illegal or improper bribe, kickback, payment, gift, or thing of value from an employee or agent of the other party in connection with this Agreement.

11.6.	Notices. Notices under this Agreement will be written and be effective on (i) the second business day after mailing, (ii) confirmed delivery by courier service, or (iii), except for notices of breach or an indemnifiable claim (“Legal Notices”), the day sent by email.

11.7.	Independent Contractors. The parties are independent contractors with respect to each other.

11.8.	Waiver and Enforceability. Any waiver of a right under this Agreement requires the waiving party’s signature. If any term of this Agreement is invalid or unenforceable, the other terms remain in effect.

11.9.	Money Damages Insufficient. A party’s breach of its confidentiality obligations under this Agreement or violation of the other party’s intellectual property rights could cause the other party irreparable harm. The other party may seek a court order to stop or prevent any such breach or violation.

11.10.	No Third-Party Beneficiaries. There are no third-party beneficiaries under this Agreement.

11.11.	Regulatory Approval. Notwithstanding anything to the contrary this Agreement and each Schedule is subject to the approval of the Delaware Insurance Commissioner (“Commissioner”) and may be subject to cancellation or amendment at the request of the Commissioner.

11.12.	Regulatory Requirements. To the extent that ASIC enters any Services Schedule under this Agreement that are agreements for cost sharing or management services under the provisions of 18 Del. Admin code, Regulation 1801, Section 19.2 the following additional terms shall apply;

11.12.1.        Any settlements will be made in compliance with the requirements set forth in the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners.

11.12.2.        The Buyer will not advance funds to the Seller pursuant to this Agreement except to pay for Services.

11.12.3.        The Buyer will maintain oversight for functions provided by the Seller and the Buyer will monitor Services annually for quality assurance.

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11.12.4.       All records and data developed or maintained under or related to this Agreement that are otherwise the property of the Buyer, in whatever form maintained, including, but not limited to financial records or similar records within the possession, custody or control of the Seller (“Records and Data”) of the Buyer are and remain the property of the Buyer, and shall be: (1) subject to control of the Buyer; (2) identifiable; and (3) segregated from all other persons’ Records and Data or readily capable of segregation at no additional cost to the Buyer.

11.12.5.       All funds and invested assets of the Buyer are the exclusive property of the Buyer, held for the benefit of the Buyer and are subject to the control of the Buyer.

11.12.6.        If the Buyer is placed in supervision, seizure, conservatorship, or receivership pursuant to 18 Del.C. Ch. 59: (1) all of the rights of the Buyer under this Agreement extend to the receiver or Delaware Insurance Commissioner to the extent permitted by Delaware law; (2) all Records and Data of the Buyer shall be identifiable and segregated from all other persons’ records and data or readily capable of segregation at no additional cost to the receiver or the Delaware Insurance Commissioner; (3) a complete set of Records and Data of the Buyer will immediately be made available to the receiver or the Delaware Insurance Commissioner, shall be made available in a usable format, and shall be turned over to the receiver or the Delaware Insurance Commissioner immediately upon the receiver or the Delaware Insurance Commissioner’s request, and the cost to transfer data to the receiver or the Delaware Insurance Commissioner shall be fair and reasonable; and (4) the Seller will make available all employees essential to the operations of the Buyer and the services associated therewith for the immediate continued performance of the essential services ordered or directed by the receiver or Delaware Insurance Commissioner.

11.12.7.       The Seller has no automatic right to terminate this Agreement if the Buyer is placed into supervision, seizure, conservatorship, or receivership pursuant to 18 Del.C. Ch. 59.

11.12.8.       The Seller will provide the essential services for at least six months after termination of this Agreement, if the Buyer is placed into supervision, seizure, conservatorship or receivership pursuant to 18 Del.C. Ch. 59, as ordered or directed by the receiver or the Delaware Insurance Commissioner. Performance of the essential services will continue to be provided without regard to pre-receivership unpaid fees, so long as the Seller continues to receive timely payment for post-receivership services rendered, and unless released by the receiver, the Delaware Insurance Commissioner or supervising court.

11.12.9.        The Seller will continue to maintain any systems, programs, or other infrastructure notwithstanding supervision, seizure, conservatorship or receivership pursuant to 18 Del.C. Ch. 59, and will make them available to the receiver or the Delaware Insurance Commissioner as ordered or directed by the receiver or the Delaware Insurance Commissioner, for so long as the Seller continues to receive timely payment for post-receivership services rendered, and unless released by the receiver, the Delaware Insurance Commissioner or supervising court.

11.12.10.      In furtherance of the cooperation between the receiver and the affected guaranty association or associations and subject to the receiver’s authority over the Buyer, if the Buyer is placed into supervision, seizure, conservatorship or receivership pursuant to 18 Del.C. Ch. 59, and portions of the Buyer’s policies or contracts are eligible for coverage by one or more guaranty associations, the Seller’s commitments under Section 11.12(1)-(6) of this Agreement will extend to such guaranty association or associations.

11.12.11.     Notwithstanding anything to the contrary, Buyer and its employees and affiliates (such persons, the “Indemnitees”) shall be indemnified and held harmless by the Seller to the fullest extent legally permissible, from and against any and all loss, liability and expense (including without limitation judgments, fines, amounts paid or to be paid in settlement and reasonable attorney’s fees) to the extent incurred or suffered by the Indemnitees as a result of the Seller’s gross negligence, willful misconduct, or fraud and for any actions by the Seller that violate Sections 11.12 of this Agreement.

The signers below are authorized to execute this Agreement, including all exhibits, schedules, and appendices for the Buyer entity first named above and Seller, respectively.

ZTG		ASIC

Signature:	/s/ Barbara Burger	Signature:	/s/ Justin Cohen

Name:	Barbara Burger	Name:	Justin Cohen

Title:	Authorized Signatory	Title:	CEO

Date:	5/10/2023	Date:	5/10/2023

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Exhibit List

Exhibit A – Sample Technology Transaction Schedule

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EXHIBIT A

TECHNOLOGY TRANSACTION SCHEDULE

SELLER: [Seller Entity]

BUYER: [Buyer Entity]

TRANSACTION TYPE:

[ ] TECHNOLOGY SALE

[ ] TECHNOLOGY LICENSING

[ ] SERVICES

DESCRIPTION OF TRANSACTION:

[Description of the Transaction]

SCHEDULE TERM:

[Schedule Term or Effective Date]

FEES: [$XXX,XXX.XX]

SPECIAL TERMS:

[Additional terms applicable to this Schedule or modifications to the Agreement]

Governing Agreement. For avoidance of doubt, this Schedule is governed by the Technology Transactions Agreement executed by the parties effective as of January 01, 2023.

[Buyer Entity]		[Seller Entity]

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

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TECHNOLOGY TRANSACTION SCHEDULE

SELLER: Ategrity Specialty Insurance Company

BUYER: Zimmer Technology Group, LLC

TRANSACTION TYPE:

[X] TECHNOLOGY SALE

[  ] TECHNOLOGY LICENSING

[  ] SERVICES

DESCRIPTION OF TRANSACTION:

Seller hereby sells, transfers, assigns, or otherwise provides all rights of interest and ownership in the following technologies to Buyer and shall make commercially reasonable efforts to ensure that Buyer is granted the same ownership rights to any additional intellectual property in development at the time of this transaction.

•	Brokerage Workbenches

•	Contract Workbenches

•	Claims Workbench

•	Ategrity Integration Framework

•	ARS Reporting and Analytics

•	Finance Workbench

EFFECTIVE DATE OF SCHEDULE: January 01, 2023

FEES: $13,501,289.59

SPECIAL TERMS:

Governing Agreement. For avoidance of doubt, this Schedule is governed by the Technology Transactions Agreement executed by the parties effective as of January 01, 2023.

Regulatory Approval. Notwithstanding anything to the contrary this Schedule is subject to the approval of the Delaware Insurance Commissioner (“Commissioner”) and may be subject to cancellation or amendment at the request of the Commissioner.

Payment Via Note. Notwithstanding anything to the contrary in the Agreement or this Schedule, Buyer’s payment for Fees under this Schedule shall be in the form of a note issued by Buyer’s parent company, Zimmer Financial Services Group LLC executed contemporaneously with this Schedule. If such note is not executed, this Schedule shall be null and void. In addition, Zimmer Financial Services Group LLC has executed this Schedule as the parental guarantor for Zimmer Technology Group LLC.

Buyer Assumes All Commercial Responsibility. For avoidance of doubt, as of the effective date of this Schedule, Buyer assumes all commercial responsibility for the assets under the transaction and that payments made under this Schedule will be due regardless of Buyer’s ability to make a commercial success of such assets.

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Zimmer Technology Group, LLC		Ategrity Specialty Insurance Company

Signature:	/s/ Barbara Burger	Signature:	/s/ Justin Cohen

Name:	Barbara Burger	Name:	Justin Cohen

Title:	Authorized Signatory	Title:	CEO

Date:	5/10/2023	Date:	5/10/2023

Zimmer Financial Services Group LLC

Signature:	/s/ Barbara Burger

Name:	Barbara Burger

Title:	Authorized Signatory

Date:	5/10/2023

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TECHNOLOGY TRANSACTION SCHEDULE

SELLER: Zimmer Technology Group, LLC

BUYER: Ategrity Specialty Insurance Company

TRANSACTION TYPE:

[  ] TECHNOLOGY SALE

[X] TECHNOLOGY LICENSING

[  ] SERVICES

DESCRIPTION OF TRANSACTION:

Seller hereby grants to Buyer a worldwide right and license under all applicable intellectual property rights to use the Software identified below for the term of this Schedule in accordance with and subject to the terms of the Agreement.

•	Brokerage Workbenches

•	Contract Workbenches

•	Claims Workbench

•	Ategrity Integration Framework

•	ARS Reporting and Analytics

•	Finance Workbench

EFFECTIVE DATE OF SCHEDULE: January 01, 2023 – December 31, 2023

FEES: $750,000.00

SPECIAL TERMS:

Governing Agreement. For avoidance of doubt, this Schedule is governed by the Technology Transactions Agreement executed by the parties effective as of January 01, 2023.

Regulatory Approval. Notwithstanding anything to the contrary this Schedule is subject to the approval of the Delaware Insurance Commissioner (“Commissioner”) and may be subject to cancellation or amendment at the request of the Commissioner.

Payment Frequency. Notwithstanding anything to the contrary in this Schedule, payment of Fees under this Schedule shall be made in equal quarterly installments of $187,500.00

Zimmer Technology Group, LLC		Ategrity Specialty Insurance Company

Signature:	/s/ Barbara Burger	Signature:	/s/ Justin Cohen

Name:	Barbara Burger	Name:	Justin Cohen

Title:	Authorized Signatory	Title:	CEO

Date:	5/10/2023	Date:	5/10/2023

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TECHNOLOGY TRANSACTION SCHEDULE

SELLER: Ategrity Specialty Insurance Company

BUYER: Zimmer Technology Group, LLC

TRANSACTION TYPE:

[  ] TECHNOLOGY SALE

[  ] TECHNOLOGY LICENSING

[X] SERVICES

DESCRIPTION OF TRANSACTION:

Buyer hereby retains Seller to work with applicable third-party vendor(s) to develop proposals to provide for the required supporting infrastructure, support services, ongoing maintenance, and continued development of the following technologies or future technologies developed under this Schedule.

•	Brokerage Workbenches

•	Contract Workbenches

•	Claims Workbench

•	Ategrity Integration Framework

•	ARS Reporting and Analytics

•	Finance Workbench

In the event that Buyer chooses to approve any proposals developed at the request of Seller, Buyer shall bear all third-party costs for such development. Where Buyer has not paid such costs directly to the applicable third-party vendor(s), Buyer shall pay such costs as fees to Seller in accordance with the terms of the Agreement.

TERM OF SCHEDULE: January 01, 2023 – December 31, 2023

FEES: Reimbursement for all internal and external costs incurred by the Seller pursuant to this Schedule.

SPECIAL TERMS:

Governing Agreement. For avoidance of doubt, this Schedule is governed by the Technology Transactions Agreement executed by the parties effective as of January 01, 2023.

Regulatory Approval. Notwithstanding anything to the contrary this Schedule is subject to the approval of the Delaware Insurance Commissioner (“Commissioner”) and may be subject to cancellation or amendment at the request of the Commissioner.

Payment Frequency. Notwithstanding anything to the contrary, settlements for Fees incurred under this Schedule will be made not less frequently than quarterly.

Zimmer Technology Group, LLC		Ategrity Specialty Insurance Company

Signature:	/s/ Barbara Burger	Signature:	/s/ Justin Cohen

Name:	Barbara Burger	Name:	Justin Cohen

Title:	Authorized Signatory	Title:	CEO

Date:	5/10/2023	Date:	5/10/2023

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TECHNOLOGY TRANSACTION SCHEDULE

SELLER: Zimmer Technology Group, LLC

BUYER: Ategrity Specialty Holdings LLC

TRANSACTION TYPE:

☒ TECHNOLOGY SALE

☐ TECHNOLOGY LICENSING

☐ SERVICES

DESCRIPTION OF TRANSACTION:

Seller hereby sells, transfers, assigns, or otherwise provides all rights of interest and ownership in the following technologies to Buyer and shall make commercially reasonable efforts to ensure that Buyer is granted the same ownership rights to any additional intellectual property in development at the time of this transaction.

•	Technologies developed subject to the Services Schedule between Zimmer Technology Group, LLC and Ategrity Specialty Insurance Company executed on or about May 10, 2023 collectively referred to by the parties as AtegrityOne.

EFFECTIVE DATE OF SCHEDULE: April 01, 2025

FEES: $3,200,000.00

SPECIAL TERMS:

Governing Agreement. For avoidance of doubt, this Schedule is governed by the Technology Transactions Agreement executed by the parties or their Affiliates effective as of January 01, 2023.

Existing Sublicensing. For avoidance of doubt to the extent that the technologies subject to this Technical Sale are subject to an existing Technical Licensing or Services Schedule, seller shall maintain the right to continue such transaction until such Schedule expires or is terminated in accordance with the Agreement.

Form of Payment. Notwithstanding anything to the contrary, the fees due under this Schedule may take the form of a payment in kind of equivalent value.

Zimmer Technology Group, LLC	Ategrity Specialty Holdings LLC

Signature:	/s/ Mitchell Pressman	Signature:	/s/ Justin Cohen

Name:	Mitchell Pressman	Name:	Justin Cohen

Title:	CFO	Title:	CEO

Date:	3/24/2025	Date:	3/24/2025

Technology Transactions Agreement	1	Confidential